Exhibit 99.2

SUMMARY OF PROPOSED TERMS OF COMPENSATION FOR STUART J. CLARK

POSITION:	Advisor to the Company.

EFFECTIVE DATE:	The effective date of Stuart J. Clark’s resignation as President and Chief Executive Officer (March 2, 2009) (the “Effective Date”)

FULL RETIREMENT:	No later than August 1, 2009 or an earlier date upon agreement.

BASE SALARY:	$600,000 per annum; subject to changes, as determined in the discretion of the Compensation Subcommittee (the “Base Salary”).

BONUS:	There will be a prorated 2009 bonus. The prorated bonus will be for 3 months or 3/12ths of the executive’s current bonus opportunity, which is a target bonus of 90% of Base Salary, a maximum bonus of 150% of Base Salary and a stretch bonus of 180% of Base Salary. Actual bonus to be determined by the Compensation Subcommittee at the same time as the determination is made for other members of the Senior Management Group and will be paid at the same time as 2009 bonuses are paid to members of the Senior Management Group in 2010.

SEVERANCE:	No cash severance payment.

AMENDMENT TO EXISTING EQUITY AWARDS:

Extend time to exercise from 90 days to 2 years from the date of full retirement for options outstanding as of the date of full retirement.

Accelerated vesting of unvested stock options and unvested restricted stock units as of the date of full retirement.

EQUITY COMPENSATION:

Special grant of restricted stock units granted under the Company’s 2000 Long-Term Incentive Plan (the “Special Grant”) valued at $1.5 million in the aggregate as follows:

•     Units with a value of $1.2 million, as determined using a $24.94 per share value, the grant price for the July 2008 annual grant. This results in 48,116 restricted stock units[1]; and

•     Units with a value of $300,000 as determined based on the closing price of Interactive Data stock on the date of grant.

To be granted on or after the Effective Date, on the first business day of the month following the Company’s earnings release.

GRANT TERMS:

VESTING:

•     Vests in full on the date of Retirement (as defined in the grant agreement);

•     Accelerated vesting in the event of a Change in Control (as defined in the grant agreement);

•     Accelerated vesting in the event of termination for Good Reason (as defined in the grant agreement); and

•     Accelerated vesting in the event of termination without Cause (as defined in the grant agreement).

[1]	Interactive Data Corporation’s closing stock price on the date of the July 2008 grant was $24.94.

NON COMPETITION: The Special Grant award agreement will provide for a non-competition period of two years following termination of employment for any reason, including Retirement. For the purposes of the two-year non-competition period, the executive may not be employed by, act as an advisor, consultant, agent, officer, director, manager, partner or independent contractor of or for, or perform services in any other capacity for, any of the companies listed on Exhibit A to this term sheet. In addition, during the two-year non-competition period, the executive may not, without the prior written consent of Interactive Data, with such consent not to be unreasonably withheld, whether as an employee, advisor, agent, officer, director, manager, partner, consultant, independent contractor or otherwise, engage in the development and sale of financial market data, analytics and related services to financial institutions, active traders or individual investors, including real-time market data, time-sensitive pricing, evaluations and reference data or any other business engaged in by Interactive Data or any of its subsidiaries at the time of termination. The non-competition covenant relates to any competing entity that operates in a geographic area that Interactive Data has operated or will operate during the two-year non-competition period (including, without limitation, any area in which any customer of Interactive Data or any of its subsidiaries at the time of termination may be located).

OTHER RESTRICTIVE COVENANTS: Standard two year non-solicitation covenant, and perpetual disparagement, cooperation and confidentiality covenants will be included in the Initial Grant award agreement.

EQUITY OWNERSHIP REQUIREMENTS:	Current ownership requirement will end upon the position change.

BENEFITS:	Standard benefits treatment applies based on provisions of existing benefit plans upon retirement.

ACCEPTED AND AGREED:

/s/ Stuart J. Clark
STUART J. CLARK

March 2, 2009
DATE:

INTERACTIVE DATA CORPORATION

By:	/s/ Lori Hannay
NAME: TITLE:	Lori Hannay VP Chief Human Resources Officer

March 2, 2009
DATE: